Exhibit 99.2

CELGENE COMPLETES ACQUISITION OF JUNO THERAPEUTICS, INC.,

ADVANCING GLOBAL LEADERSHIP IN CELLULAR IMMUNOTHERAPY

Advances Strategy to Become a Leader in Global Cellular Immunotherapy

Immediately Adds Late-Stage Therapy JCAR017, an Expected Growth Driver From 2020 and Beyond with Potential Global Peak Sales of Approximately $3B

SUMMIT, NJ – (March 6, 2018) – Celgene Corporation (NASDAQ:CELG) today announced that it has completed the acquisition of Juno Therapeutics, Inc. As a result, the common stock of Juno will no longer be listed for trading on the NASDAQ Global Select Market.

The Juno acquisition positions Celgene as a leading cellular immunotherapy company by adding novel technology and advanced cellular manufacturing capabilities to its broad commercial portfolio and pipeline of therapies addressing serious unmet needs in hematology and oncology. Celgene also gains full global rights to JCAR017 (lisocabtagene maraleucel; liso-cel), a potentially best-in-class CD-19 targeted CAR T therapy currently in pivotal trials for relapsed and/or refractory diffuse large B-cell lymphoma (DLBCL). Celgene expects the addition of JCAR017 and other cellular immunotherapy products in Juno’s pipeline to accelerate revenue diversification with meaningful growth drivers from 2020 and beyond.

“Our colleagues at Juno are developing some of the most promising approaches to treating cancer, and we are excited to add their pioneering work to Celgene’s leading hematology and oncology research and commercial platform,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene. “Together, we expect to expand our opportunities to discover and develop new therapies that will improve and extend the lives of patients worldwide.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

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Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Celgene contacts:

Investors:

908-673-9628

ir@celgene.com

Media:

908-673-2275

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